Exhibit 99.2

TRIPATH UPDATES FIRST QUARTER FISCAL 2006 REVENUE EXPECTATIONS FROM $3.1 TO $3.4 MILLION

Conference Call Scheduled for February 2, 2006

San Jose, Calif., January 18, 2006, Tripath Technology Inc. (OTC BB: TRPH), creators of Class-T® 1-bit digital audio amplifiers with Digital Power Processing (DPP®), today announced it now expects revenue for the first fiscal quarter ended December 31, 2005 to be approximately $3.4 million.

In addition, the company set the date for its first quarter fiscal 2006 conference call for February 2, 2006 at 2:00 P.M. (Pacific Time). Tripath will issue a related financial results press release after the close of the market on February 2, 2006.

Analysts and investors are invited to participate on the call by dialing 1-800-638-4817 (Domestic) and 617-614-3943 (International) and entering the participant pass code number 53367734. Investors may also take advantage of a live web cast of the call available through the investor relations section of the Tripath website at www.tripath.com or via CCBN at http://www.my.ccbn.com. Investors can access the call via CCBN’s password-protected event management site, http://www.thomsonone.com.

The conference call replay will be available after 7:00 P.M. (Pacific Time) on February 2, 2006. The replay number is 1-888-286-8010 (Domestic) and 617-801-6888 (International). The replay participant pass code will be 78956967. Additionally, the web cast replay of the call will be available on the investor relations section of the Tripath’s website at www.tripath.com.

About Tripath Technology Inc.

Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing® (DPP), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath, please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement

Certain statements in this release concerning Tripath’s expected revenues for the first quarter of fiscal 2006 are forward-looking statements that involve a number of risks and uncertainties that could actual results to differ materially from those described in such statements. The risks and uncertainties include many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials, availability and pricing of competing products and technologies that would affect sales and pricing of our products. We may experience fluctuations in the manufacturing yields of our third-party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products. We may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner. Further information regarding these and other risks and uncertainties is included in the Company’s United States Securities and Exchange Commission filings, particularly our Annual Report on Form 10-K for the year ended September 30, 2005.

CONTACT:

Tripath Technology Inc.

Jeffrey L. Garon, 408-750-6801

INVESTOR CONTACT:

Lippert / Heilshorn & Associates, Inc.

David Barnard / Kirsten Chapman, 415-433-3777

david@lhai-sf.com